EXHIBIT 10.1

The Boston Beer Company, Inc.

February 2, 2017

Mr. Martin F. Roper
109 Chestnut Street
Weston, MA 02493

Re: Your Retirement From Boston Beer

Dear Martin,

The purpose of this letter is to confirm our mutual understandings and agreements with respect to the terms and conditions on which you will be stepping down from your positions as President and CEO and a Director of The Boston Beer Company, Inc. (the “Company” and you and the Company are sometimes referred to as “we” or “our”) and as an officer of the Company’s subsidiaries, and subsequently retiring from the Company. These terms and conditions shall take effect as of the date on which you countersign this letter (the “Effective Date”) and are as follows:

1. CEO Succession. In response to your communications, the Board of Directors of the Company (the “Board”) has commenced a search for a successor Chief Executive Officer. You have agreed to resign as President and CEO and a Director of the Company and as an officer of the Company’s subsidiaries, effective at such time as your successor has formally joined the Company. As noted below, it is expected that you will assist in the on-boarding of your successor, as and to the extent requested by the Board.

2. Target Retirement Date. It is anticipated that you will remain employed by the Company through February 28, 2018, except to the extent that you and your successor mutually agree on a later date. The date on which you actually terminate employment due to retirement is referred to in this letter as “your Retirement Date” and your retirement as “your Retirement”.

3. Duties Pending Retirement. During the period commencing on the date hereof and continuing through your Retirement Date, it is expected that you will devote your time and efforts to the affairs of the Company, as follows:

(a) Until such time as your successor as CEO has joined the Company, you shall continue to devote your full time and best efforts to the performance of your duties as the Company’s CEO, under the direction of the Board

(b) Commencing when your successor has been identified, you shall assist in his or her on-boarding and the transition of responsibilities to him or her, also under the direction of the Board. Such assistance in the on-boarding and transition effort shall be on a full-time basis through January 1, 2018. Thereafter through your Retirement Date, you will be expected to devote such time to the Company, as you and the new CEO mutually agree.

(c) You will be expected to assist as in the past in the preparation of SEC filings through the filing of the FY2017 10-K in February 2018.

It is also expected that you will comply in all respects with all applicable personal SEC filing and reporting requirements, both before and after your Retirement Date.

4. Permitted Activities Pending Retirement. Notwithstanding the requirements of paragraph 3, it is agreed that, prior to your Retirement, you may pursue a board role, in addition to your current Lumber Liquidators board seat, provided that

(i)	such pursuit does not adversely impact your time and focus on your Boston Beer CEO or transition duties;

(ii)	you will not assume a second board seat until your successor has joined the Company; and

(iii)	a second board seat will be subject to approval by the Board, not to be unreasonably withheld, so that the Board can be comfortable that your joining the board in question does not raise any “political” or business conflict issues.

5. Proprietary Information and Restrictive Covenant Agreement. Upon your acceptance of the terms and conditions specified in this letter, as a condition to this letter becoming effective, and in specific consideration for the payments called for by clause (e) of paragraph 6, you will be expected to execute a new Proprietary Information and Restrictive Covenant Agreement, in the form that accompanies this letter (the “Covenants”).

6. Compensation and Other Financial Matters. In consideration for your services through your Retirement and for your commitments under the Covenants, the Company will pay or provide to you the following:

(a) The Company will continue to pay you a salary at its current annual rate of $783,000 through at least December 31, 2017, net of all applicable payroll and withholding taxes.

(b) The Company will continue to provide you through your Retirement Date all of the various fringe benefits and perquisites that you currently enjoy, on the same basis as such benefits and perquisites are currently provided, subject only to such changes as may be adopted by the Company and apply to all executive employees of the Company.

(c) Commencing effective January 1, 2018 and continuing through your Retirement Date, the Company will pay you a salary at the annual rate of $391,500, net of all applicable payroll and withholding taxes, reflecting your anticipated reduced time commitment. If your successor has not yet joined the Company prior to January 1, 2018, you shall continue to receive your current CEO salary until your successor formally joins the Company.

(d) You will be entitled to be paid, without pro-ration, i.e., regardless of when your successor as CEO joins the Company, a bonus for 2017, based on and subject to satisfaction of the bonus parameters that were approved by the Compensation Committee of the Board at its December 2016 meeting. Any such bonus shall be paid at the same time as other 2017 executive bonuses are paid, but in no event later than March 15, 2018. You will not, however, be eligible for a bonus based on the Company’s 2018 performance.

(e) In addition to the Company’s commitment under paragraph 7 with respect to your 2008 option, in specific consideration for your commitments under the Covenants, unless the Company terminates your employment with the Company prior to your Retirement Date under the limited circumstances specified in paragraph 7, the Company shall pay you an aggregate amount equal to $1,500,000 plus the excess of the bonus earned by you as a result of the Company’s 2017 performance over $310,000. Such aggregate amount, net of all applicable payroll and withholding taxes, will be paid in fifty-four (54) substantially equal consecutive monthly installments, the first such installment to be paid on the first day of the seventh calendar month following your Retirement Date.

(f) You will also be entitled to such additional compensation in 2018, as might be approved in its discretion by the Board or its Compensation Committee in recognition of the duration of your services as CEO in 2017 and your effective contribution to a seamless CEO transition.

(g) The foregoing notwithstanding, if your employment terminates due to voluntary resignation or death prior to January 1, 2018, then your right to any compensation other than accrued salary and vested fringe benefits shall end upon such termination. In the event of your death on or after January 1, 2018, your estate shall in all events be entitled to receive the unpaid portion of your salary through February 28, 2018 or your date of death, if your employment has continued past February 28, 2018, and, if not yet paid, the bonus payable under subparagraph (d), above. In addition, if your death occurs after the payments called for by subparagraph (e) have begun, the Company shall continue to make such payments to your estate, subject to the same conditions as would have applied had you not died.

(h) For the avoidance of doubt, if the Company terminates or attempts to terminate your employment prior to February 28, 2018 for any reason other than those specified in paragraph 7 below, you (or your estate) shall be entitled to receive all of the payments and benefits set forth in this Retirement Letter Agreement as if you had remained employed as CEO through February 28, 2018.

7. Your 2008 Option. The Company hereby confirms its commitment to you that, except as otherwise provided in the following sentence, the Company will not terminate your employment with the Company prior to your Retirement Date, so that you will remain employed on January 1, 2018, and the option granted to you on January 1, 2008, will vest as to its final tranche of shares and you will be able to realize the anticipated $10,500,000 pre-tax value of such tranche or such other amount as calculated under the terms of the 2008 Option. Notwithstanding the foregoing, the Company reserves the right to terminate your employment at any time prior to your Retirement Date, if and only if:

(i)	You are convicted of, or plead guilty or nolo contendere to, a felony;

(ii) You willfully and continuously fail to perform substantially your material duties to the Company as set forth in this letter following written notice from the Company specifying such failure and a period of thirty (30) business days within which to cure such failure. For the avoidance of doubt, the Company acknowledges that the phrase “fail to perform substantially your material duties” is not intended to include any failure to obtain certain objective or subjective results, if you have in good faith performed the duties validly assigned to you pursuant to this letter.

(iii) You willfully commit any material fraud, material embezzlement or other material act of intentional dishonesty against which materially harms the Company, or shall attempt to profit from any transaction in which the Company is a participant and in which you have an undisclosed interest adverse to the Company; or

(iv) You willfully and materially violate any of the Covenants which causes material harm to the Company and such violation is either not curable or you fail to cure it within ten (10) business days after notice from the Company specifying such violation.

Provided, for purposes of this paragraph 7, no act or failure to act by you shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without your reasonable belief that your action or omission was in the best interest of the Company. In determining whether your acts or failures to act are willful, relevant factors shall include whether you were operating in good faith at the direction of the Board or upon the advice of counsel for the Company.

No termination under this paragraph 7 shall be effective unless and until there shall have been delivered to you a copy of a resolution to be duly adopted by a resolution approved by a majority of the members of the Board, at a meeting of the Board called and held for such purpose (after reasonable notice is provided to you and you are provided an opportunity to be heard before the Board), finding that, in the good faith opinion of the Board, you are guilty of conduct described in this paragraph 7.

8. Mutual Releases of Claims. We have agreed to mutual releases of any claims that either might have against the other, with the exception of claims that may hereafter arise under this letter or the Covenants. To that end:

(a) Release by You:

(i) You hereby acknowledge and agree that, by accepting the terms and conditions set forth in this letter and any part of the consideration to be provided to you as set forth herein, you are waiving your right to assert any form of legal claim against the Company whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the Effective Date (the “Claim” or “Claims”). Your waiver and release herein is intended to bar any form of legal Claim, charge, complaint or any other form of action against the Company that seeks any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorney’s fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Effective Date.

(ii) Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claim arising from or related to your employment relationship with the Company or the termination of your employment, including, without limitation:

(1) Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Effective Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, Massachusetts Fair Employment Practices Act, the Americans With Disabilities Act, Massachusetts General Laws Chapter 151B, and any similar Massachusetts or other state statute;

(2) Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Effective Date) relating to wages, hours or any other terms and conditions of employment. Without limitation, specifically included in this paragraph are any Claims arising under the Fair Labor Standards Act, Massachusetts Wage Act, as amended, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and any similar Massachusetts, or other state statute;

(3) Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence; and

(4) Any other Claim arising under state or federal law.

(iii) Notwithstanding the foregoing, the foregoing release does not release the Company from (i) any right to indemnification to which you may be entitled under the Company’s Articles of Organization or By-laws, liability insurance policies, agreements, or under applicable law, including any indemnification to which you may continue to be entitled with respect to the still pending Olagues matter; (ii) your claims or rights to enforce this Retirement Letter Agreement; (iii) your rights to accrued or vested compensation, wages or benefits as of the Effective Date

(iv) As a condition precedent to your right to receive the payments called for by paragraph 6(e), you (or your personal representative, in the event of your death after January 1, 2018) agree to reaffirm the foregoing releases following your Retirement Date and prior to such payments commencing, substantially in the form attached hereto as Exhibit “A” hereto, within thirty (30) days after your Retirement.

(b) Release by the Company:

(i) Upon your acceptance of the terms and conditions set forth in this letter and in partial consideration for the foregoing releases by you, the Company waives any right to assert any form of legal claim against you whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the Effective Date (the “Company Claim” or “Company Claims”). Such waiver and release is intended to bar any form of legal Company Claim, charge, complaint or any other form of action against you that seeks any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, punitive damages, attorney’s fees and any other costs) against you, for any alleged action, inaction or circumstance existing or arising through the Effective Date. Nothing in this paragraph (b), however, shall be construed to release any causes of action or claims which may exist that you may have concealed, that may arise out of your violation of any state or federal laws or regulations, or that may arise out of any action or inaction that would permit the Company to terminate your employment as set forth in paragraph 7.

9. Mutual Non-Disparagement. We have also agreed that neither party will disparage the other and to that effect:

(a) You agree that you will not willfully commit any act or make any statement that that is false or disparaging regarding the Company or any of its products or any of its officers, directors or equity holders, and which results in the Company’s loss of a significant portion of its business. You also agree that any violation by you of this non-disparagement commitment will constitute a breach of the Covenants.

(b) For its part, the Company agrees that its executive officers and Directors will not willfully commit any act or make any statement that is false or disparaging regarding you or your service to the Company, including as its Chief Executive Officer.

10. Reporting and Messaging. Upon your acceptance of this letter, it and its substance will be disclosed by the Company in full compliance with the rules under SEC Form 8-K. Any other disclosure regarding your Retirement and the circumstances underlying this letter will be as we mutually agree.

11. Certain Tax Provisions. The Company shall have the right to deduct from all payments under this agreement any federal, state or other taxes or employment-related withholdings the Company determines to be required by law to be withheld with respect to such payments. In addition, the provisions of this agreement are intended not to result in the imposition of additional tax or interest under Section 409A of the Internal Revenue Code, and such provisions shall be interpreted and administered in accordance with such intent. Without limiting the foregoing, this Agreement shall not be amended or terminated in a manner so as to result in the imposition of such tax or interest, any reference to “termination of employment” or similar term shall mean an event that constitutes a “separation from service” within the meaning of Section 409A, and if at separation from service you are considered a Specified Employee within the meaning of said Section 409A, then any payments hereunder that are nonqualified deferred compensation within the meaning of said Section 409A that are to be made upon separation from service shall be deferred and be paid or commence on the first day of the seventh month following the separation from service. The foregoing notwithstanding, the Company shall not be liable to any person for the tax consequences of any failure to comply with the requirements of Section 409A.

12. Other.

(a) This letter (including the attachments and documents referenced herein) and the Covenants represent our entire and integrated agreement with respect to your Retirement, superseding any and all prior understandings or agreements, whether written or oral. Neither this letter nor the Covenants may be amended in any manner, except by a written instrument executed by you and the Company.

(b) Upon your acceptance of this letter, it will take effect as an instrument under seal to be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

If the foregoing accurately reflects our agreement, kindly so indicate by countersigning a copy of this letter and signing a copy of the Covenants and returning the executed documents to the Company.

Very truly yours,

C. James Koch, Chairman

Jean-Michel Valette, Lead Director

AGREED:

/s/ Martin F. Roper
Martin F. Roper